China Biologic to Attend Jefferies Healthcare Conference on June 7, 2012 in New York

BEIJING, China, June 4, 2012 /PRNewswire/ China Biologic Products, Inc. (NASDAQ: CBPO, “China Biologic” or the “Company”), one of the leading plasma-based biopharmaceutical companies in the People’s Republic of China, today announced that it will participate in the Jefferies 2012 Global Healthcare Conference on June 7, 2012 in New York.

Mr. Ming Yin, China Biologic's Vice President of Business Development, will present at the conference on Thursday, June 7 at 10:00 a.m. in Ballroom 1 at the Grand Hyatt New York Hotel, 109 East 42nd Street at Grand Central Terminal, New York.

Investors interested in meeting with China Biologic during the conference may contact their Jefferies representative.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd. and its equity investment in Xi’an Huitian Blood Products Co., Ltd., is one of the leading plasma-based biopharmaceutical companies in China.

China Biologic is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company’s plasma-based biopharmaceutical products are irreplaceable during medical emergencies and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China. Please see the Company’s website www.chinabiologic.com for additional information.

Source: China Biologic Products, Inc.
www.chinabiologic.com